Exhibit 10.44
SCHERING-PLOUGH RETIREMENT BENEFITS EQUALIZATION PLAN
(As Amended and Restated as of November 4, 2009)
I. Purpose of Plan
The purpose of this Plan is to provide a means of equalizing the benefits of those employees participating in the Schering-Plough Corporation Retirement Plan (the “Retirement Plan”) whose benefits under the Retirement Plan are or will be limited by application of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code of 1986 or as subsequently amended (the “Code”).
II. Administration of the Plan
The Plan shall be administered by the Committee, and all questions arising in connection with the Plan shall be determined by the Committee. The Committee may employ and rely upon such legal counsel, such actuaries, such accountants, and such agents as they may deem advisable. Decisions of the Committee shall be conclusive and binding upon all persons. The Committee may delegate in writing part or all of its authority under this Plan to such party or parties as it may deem necessary or appropriate.
III. Participation in the Plan
All members of the Retirement Plan shall become Participants in this Plan whenever their compensation or benefits under the Retirement Plan as from time to time in effect exceed the limitations on eligible compensation and/or benefits imposed by Sections 401 and 415 of the Code, respectively.
IV. Compensation and Benefit Limitations
For purposes of this Plan and the Retirement Plan, the limitations on eligible compensation under Section 401(a)(17) of the Code shall be deemed to be reached when a Participant’s eligible compensation under the Retirement Plan, commencing January 1, 2009, exceeds $245,000 or such other amount as the Secretary of the Treasury shall pronounce. The limitations imposed by Section 415 of the Code shall be deemed to be reached when the benefits otherwise payable to the Participant in the Retirement Plan for a given plan year would exceed the maximum allowable under the Code. The limitations imposed by Section 401(a)(4) shall be deemed to be reached to the extent that any Participant’s benefit in the Retirement Plan is reduced by virtue of the application of applicable nondiscrimination testing to the Participant’s benefits under the Retirement Plan or to a voluntary early retirement program (or any similar program) under the Retirement Plan.
V. Amount of Supplemental Benefits
Each eligible member of the Retirement Plan and his or her beneficiaries shall receive a supplemental pension benefit (a “Supplemental Benefit”) equal to the benefit which would have been payable to them under the Retirement Plan, without regard for any provision therein incorporating limitations imposed by Section 401 or 415 of the Code, to the extent that such benefit otherwise payable under the Retirement Plan exceeds the benefit limitations as described in Section IV of this Plan. For purposes of the preceding sentence, and solely with respect to a Participant who also participates in the Schering-Plough Supplemental Executive Retirement Plan (the “SERP”), the benefit which would have been payable to such eligible member under the Retirement Plan without regard to the aforesaid limitations shall be calculated by substituting the eligible member’s “Earnings” under the SERP for his or her “Compensation” under the Retirement Plan for periods prior to the eligible member’s “Separation from Executive Service” under the SERP. Notwithstanding the foregoing, the benefit of any Participant in the Pilots’ and Chauffeurs’ Supplemental Retirement Plan (the “Pilots’ Plan”) under this Plan shall be reduced, but not below zero, by the benefit payable to such Participant under the Pilots’ Plan.
VI. Form and Timing of Payment of Supplemental Benefit
     1. Definitions. For purposes of this Article VI, the following words shall mean as follows:
          “Applicable Actuarial Assumptions” shall mean the applicable interest rate and mortality table under the Retirement Plan except:
               (i) with respect to the conversion of a SERP Eligible Participant’s Supplemental Benefit to a lump sum (or, with respect to amounts that must be paid in a form that is equivalent to a form available under the Retirement Plan, the pre-conversion lump sum equivalent), that the interest rate and mortality table to be used shall be the interest rate and mortality table used to calculate the lump sum benefit in the SERP, and that the value of the early retirement subsidy provided under the Retirement Plan shall only be included in the value of the Supplemental Benefit provided under this Plan if the value of the early retirement subsidy is included in the lump sum supplemental benefit provided to the Participant or surviving spouse under the SERP;
               (ii) with respect to the reconversion of that portion of a SERP Eligible Participant’s Supplemental Benefit that is payable in a form available under the Retirement Plan, the interest rate and mortality table to be applied to convert the lump sum equivalent amount to the form of payment available under the Retirement Plan shall be the applicable interest rate and mortality table under the Retirement Plan;
               (iii) with respect to any Participant who is not a SERP Eligible Participant, the interest rate and mortality table used to calculate the small benefit cash out pursuant to Section 5 below shall be the interest rate and mortality table used to calculate the automatic lump sum cash out under the Retirement Plan, and the value of the early retirement subsidy provided under the Retirement Plan shall only be included in the lump sum if the value of the early retirement subsidy would have been included in an automatic lump sum provided to the Participant or surviving spouse under the Retirement Plan at such time.
          “Change of Control” shall mean the Merck Closing for persons hired by the Company on or before such date and means a Change in Control (or a Change of Control) of Merck & Co., Inc. as defined in the Merck & Co., Inc. Change in Control Separation Benefits Plan, amended and restated as of the Merck Closing, as it may be further amended from time to time and any successor to such plan for persons hired by the Company after such date.
          “Change of Control Termination Date” shall mean the date, following a Change of Control, as of which a Participant ceases to be an employee of the Company or any of its affiliates.
          “Committee” shall mean the Merck & Co., Inc., Global Benefits and Compensation Oversight Committee or its delegate.

          “Company” shall mean Schering Corporation, provided that Merck Sharp & Dohme Corp. and any entity that is a direct or indirect subsidiary of Merck Sharp & Dohme Corp. shall not be treated as part of the Company.
          “Deferral Rate” shall mean, for each calendar quarter, a rate equal to the actual yield on three-month U.S. Treasury bills as reported in the Wall Street Journal on the first business day of such calendar quarter.
          “PTP Participant” shall mean any Participant who is involuntarily terminated in connection with OBS Integration or the Productivity Transformation Program during the period commencing on January 1, 2008 and ending on December 31, 2009.
          “SERP Eligible Participant” shall mean any Participant who is eligible to participate in the SERP at any time prior to the commencement of his or her Supplemental Benefit.
          “Separation from Service” shall mean “separation from service” as defined in regulations under Section 409A(a)(2)(A)(i) of the Code.
     2. Pre-1/1/09 Rules. Supplemental Benefits of a Participant who commences Retirement Plan benefits prior to January 1, 2009 shall be payable as follows (except as otherwise provided in this Article VI):
          (a) Linked Benefit. Such Supplemental Benefit shall be payable at the same time and in the same form as applicable to such Participant’s benefits under the Retirement Plan, including whatever optional benefits he or she may have elected, determined using the Applicable Actuarial Assumptions.
          (b) BEP Only Accruals for SERP Eligible Participants. Notwithstanding Section 2(a), the portion of a SERP Eligible Participant’s Supplemental Benefit that accrued during any period (after December 31, 2007) when such SERP Eligible Participant was not eligible to participate in the SERP shall be payable at the same time and in the same form as applicable to such Participant’s benefits under the Retirement Plan, including whatever optional benefits he or she may have elected, determined using the Applicable Actuarial Assumptions. The amount of these benefits shall be determined by converting the Supplemental Benefit to a lump sum using the Applicable Actuarial Assumptions and reconverting such lump sum amount to the applicable form of benefit elected under the Retirement Plan using the Applicable Actuarial Assumptions.
     3. Post-12/31/08 Rules. Supplemental Benefits of a Participant who does not commence Retirement Plan benefits before January 1, 2009 shall be payable as follows (except as otherwise specifically provided in this Article VI):
          (a) General Rule. Except as otherwise provided herein, Supplemental Benefits of a Participant who does not commence Retirement Plan benefits before January 1, 2009 shall be payable in any such form that is available under the Retirement Plan as the Participant shall elect in the manner established by the Company (determined using the Applicable Actuarial Assumptions) and shall commence on the latest of (i) the Participant’s Separation from Service; (ii) the first day of the month coincident with or next following the date on which the Participant reaches age 55; or (iii) January 1, 2009. If the Participant fails to elect the form of his or her Supplemental Benefit under this Section 3(a), he or she shall be deemed to have elected a life annuity (if the Participant is unmarried on the date on which his or her Supplemental Benefit commences) or a joint and 50% survivor annuity with the Participant’s spouse as beneficiary (if the Participant is married on the date on which his or her Supplemental Benefit commences).
          (b) BEP Only Accruals for SERP Eligible Participants. Except as otherwise provided herein, the portion of a SERP Eligible Participant’s Supplemental Benefit that accrued during any period (after December 31, 2007) during which such SERP Eligible Participant was not eligible to participate in the SERP shall be payable in any such form that is available under the Retirement Plan as the Participant shall elect in the manner established by the Company (determined using the Applicable Actuarial Assumptions) and shall commence on the later of (i) the Participant’s Separation from Service; (ii) the first day of the month coincident with or next following the date on which the Participant reaches age 55; or (iii) January 1, 2009. The amount of these benefits shall be determined by converting the Supplemental Benefit to a lump sum using the Applicable Actuarial Assumptions and reconverting such lump sum amount to the applicable form of benefit elected at the time of benefit commencement using the Applicable Actuarial Assumptions. If the Participant fails to elect the form of his or her Supplemental Benefit under this Section 3(b), he or she shall be deemed to have elected a life annuity (if he or she is unmarried on the date on which his or her Supplemental Benefit commences) or a joint and 50% survivor annuity with the Participant’s spouse as beneficiary (if the Participant is married on the date on which his or her Supplemental Benefit commences).
          (c) Disability. Notwithstanding Sections 3(a) and 3(b), the Supplemental Benefit of a Participant who ceases to be employed by the Company and its affiliates on account of disability pursuant to the terms of the Retirement Plan and who does not commence Retirement Plan benefits before January 1, 2009 shall be payable in any such form that is available under the Retirement Plan as the Participant shall elect in the manner established by the Company (determined using the Applicable Actuarial Assumptions) and shall commence on the later of the date that the Participant attains age 65 or the Participant’s Separation from Service. The provisions of this subsection (c) shall apply to the Supplemental Benefit of a Participant who recovers from a disability prior to attaining age 65 but is not restored to service with the Company or any of its affiliates. Any remaining payments of a Participant’s Supplemental Benefit that commenced prior to the commencement of his benefit under the terms of the Retirement Plan pursuant to this subsection (c), shall be recalculated and appropriately increased or decreased upon payment of the Participant’s benefit under the Retirement Plan. If the Participant fails to elect the form of his or her Supplemental Benefit under this Section 3(c), he or she shall be deemed to have elected a life annuity (if he or she is unmarried on the date on which his or her Supplemental Benefit commences) or a joint and 50% survivor annuity with the Participant’s spouse as beneficiary (if the Participant is married on the date on which his or her Supplemental Benefit commences).
          (d) PTP Participants. The Supplemental Benefit of a PTP Participant who does not commence Retirement Plan benefits before January 1, 2009 shall be payable as follows (except as otherwise provided in this Article VI):
               (i) Grandfathered Benefit. With respect to the portion of the Supplemental Benefit that was accrued and vested prior to January 1, 2005, such Supplemental Benefit shall be payable at the same time and in the same form as applicable to such PTP Participant’s benefits under the Retirement Plan, including whatever optional benefits he or she may have elected under the Retirement Plan, determined using the Applicable Actuarial Assumptions.
               (ii) Non-Grandfathered Benefit. With respect to the portion of the Supplemental Benefit that was accrued or vested after December 31, 2004, such Supplemental Benefit shall be payable in any such form that is available under the Retirement Plan as the Participant shall elect in the manner established by the Company (determined using the

Applicable Actuarial Assumptions) and shall commence on the later of (i) January 1, 2009 (or such later date as the Participant shall irrevocably elect during a special election period in the fall of 2008); or (ii) the date that the Participant attains age 55. If the Participant fails to elect the form of his or her Supplemental Benefit under this Section 3(d), he or she shall be deemed to have elected a life annuity (if the Participant is unmarried on the date on which his or her Supplemental Benefit commences) or a joint and 50% survivor annuity with the Participant’s spouse as beneficiary (if the Participant is married on the date on which his or her Supplemental Benefit commences).
               (iii) SERP Eligible PTP Participant. The Supplemental Benefit of a PTP Participant who is also a SERP Eligible Participant and who does not commence Retirement Plan benefits before January 1, 2009 shall be payable in accordance with Section 3(d)(ii) above with regard to that portion of the Supplemental Benefit that accrued after December 31, 2007 during a period when the Participant was not eligible to participate in the SERP and in accordance with Section 4 below with regard to that portion of the Supplemental Benefit that accrued prior to January 1, 2008 or during periods in which the Participant was eligible to participate in the SERP.
     4. SERP Accruals. Notwithstanding anything herein to the contrary other than Section 6 below, the portion of a SERP Eligible Participant’s Supplemental Benefit (and any survivor’s benefit payable to his or her surviving spouse under this Plan) that was accrued prior to January 1, 2008 or while such SERP Eligible Participant was participating in the SERP shall be paid in a lump sum (determined using the Applicable Actuarial Assumptions), as soon as administratively practicable after the Participant’s Separation from Service (or death, as applicable). Any such Supplemental Benefit that is payable in a lump sum may be deferred in accordance with the terms of the Schering-Plough Corporation Savings Advantage Plan to the extent that such plan complies with Section 409A of the Code in a manner that will not result in the incurrence of Section 409A excise taxes to the Participant.
     5. Small Benefit Cash Out. Notwithstanding anything herein to the contrary other than Section 4 above and 6 below, if, at any time, the present value of the aggregate of a Participant’s remaining benefits under this Plan (and any remaining survivor benefit payable to his or her surviving spouse or beneficiary under this Plan) does not exceed $5,000 (determined using Applicable Actuarial Assumptions) such remaining benefits shall be paid (to the Participant or his or her surviving spouse or beneficiary, as applicable) in a single lump sum as soon as administratively practicable calculated using Applicable Actuarial Assumptions.
     6. Specified and Covered Employees. Notwithstanding anything herein to the contrary, the Company shall defer payments under this Plan to any Participant that it reasonably believes is a “covered employee” as defined in Section 162(m) of the Code, if such payment would be subject to such Section’s limitation on deductibility; provided, however, that such payment shall not be deferred to a date later than the earliest date in the year in which such payment would not be subject to such limitation. Notwithstanding anything herein to the contrary, any payment to be made to a specified employee (as that term is defined under Section 409A of the Code as applied to the Company’s deferred compensation plans) that is triggered by a Separation from Service shall be delayed for a period of six months. If a lump sum payment to a Participant commences later than the 15th day of the month following the month in which the Participant’s Separation from Service occurs, the Company shall, at the time of payment of such lump sum, pay interest thereon from the 15th day of the month following the month in which the Participant’s Separation from Service occurs to the date payment is issued at the Deferral Rate, compounded quarterly. If an annuity payment commences later than the 15th day of the month following the month in which the Participant’s Separation from Service occurs, the Company shall, at the time of the commencement of the annuity payments, pay in one lump sum the amount of the annuity payments that would have been paid had the payment not been delayed under this Section (and interest thereon at the aforementioned rate) from the 15th day of the month following the month in which the Participant’s Separation from Service occurs to the date annuity payments commence.
     7. Change of Control. Notwithstanding anything herein to the contrary other than Section 6 above, in the event that a SERP Eligible Participant experiences a Change of Control Termination Date, the Supplemental Benefit of such SERP Eligible Participant shall be paid in a lump sum (determined using Applicable Actuarial Assumptions) reduced by the factors set forth on Annex A hereto depending upon his or her age on the relevant Change of Control Termination Date as soon as administratively possible following the Change of Control Termination Date.
     8. Pre-Retirement Survivor Benefit. In the event that a Supplemental Benefit accrues as a result of the Participant’s death prior to the commencement of benefits under the Retirement Plan, such Supplemental Benefit shall be payable to the Participant’s surviving spouse (provided that the spouse is otherwise entitled to a pre-retirement death benefit under the Retirement Plan) as follows:
          (a) Pre-1/1/09 Rules. If such a payment commences prior to January 1, 2009, the Supplemental Benefit shall be paid to the Participant’s surviving spouse (provided that such spouse is eligible for a pre-retirement death benefit pursuant to the terms of the Retirement Plan) at the same time and in the same form as under the Retirement Plan (determined in accordance with the Applicable Actuarial Assumptions).
          (b) Post-12/31/08 Rules. If such a payment commences after December 31, 2008, the Supplemental Benefit shall be paid to the Participant’s surviving spouse in a single life annuity for the surviving spouse’s lifetime (determined in accordance with the Applicable Actuarial Assumptions) and (i) with respect to Participants who are eligible for a pre-retirement death benefit in accordance with the criteria set forth in Section 4.06(b)(i) of the Retirement Plan such Supplemental Benefits shall commence on the Participant’s date of death or, (ii) with respect to any other Participant, such Supplemental Benefit shall commence on the later of what would have been the Participant’s Normal Retirement Date or the date of the Participant’s death.
     9. Actual Payment Date. To the extent permitted by Section 409A of the Code, payments shall be made as soon as administratively practicable after the date specified in this Article VI, and in any event within the same calendar year or, if later, by the fifteenth day of the third calendar month following such specified date (or as otherwise permitted under Section 409A of the Code).
VII. Miscellaneous
     1. No Right of Employment. Neither the establishment of this Plan nor the participation therein shall confer upon any person any right to be continued as an employee of the Company or any affiliated company, and the Company reserves the right to discharge any employee whenever in its sole judgment the interest of the Company or any affiliated company so requires.
     2. Plan Expenses. All expenses of administering this Plan shall be borne by the Company, to the extent they are not paid from any trust fund established by the Company to help defray the costs of providing Plan benefits.
     3. Anti-alienation. No benefit under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, or subject to attachment, garnishment, or other legal process.

     4. Incapacity. If, in the opinion of the Committee, a person to whom a benefit is payable under the Plan is unable to care for his or her affairs because of illness, accident, or any other reason, any payment due the person, unless prior claim therefore shall have been made by a duly qualified guardian or other duly appointed and qualified representative of such person, may be paid to some member of the person’s family, or to some other party who, in the opinion of the Committee, has incurred expense for such person. Any such payment shall be a payment for the account of such person and shall be a complete discharge of liability under the Plan.
     5. Amendment. This Plan may be amended or terminated at any time by action of the Committee. In the event of termination, no contributions shall be made thereafter, except for contributions that are due for a year preceding the year in which termination occurs and provided that no such amendment or termination shall affect any right or obligation with respect to any contribution theretofore made, or the rights of a participant, terminated participant, former participant or beneficiary to receive amounts credited to his account.
     6. Top Hat Plan. The Plan is intended to constitute a nonqualified deferred compensation arrangement maintained for a select group of management or highly compensated employees within the meaning of Title I of ERISA. Benefits payable under this Plan shall not be funded and shall be paid out of the general funds of the Company and/or its affiliates.
     7. Payment of Taxes. The Company may withhold from any payment required to be made under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment and such sums as the Company may reasonably estimate are necessary to cover any other amounts for which the Company may be legally liable and which may be assessed with regard to such payment.
     8. Governing Law. The Plan shall be construed, administered, and enforced under ERISA and the laws of the State of New Jersey, except where ERISA controls.
     9. Claims Procedure. A person who believes that he or she is being denied a Supplemental Benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee, setting forth the claim. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety days for reasonable cause. If the claim is denied in whole or in part, the Claimant shall be provided an opinion, using language calculated to be understood by the Claimant, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (v) the time limits for requesting a review under subsection (c) and for review under subsection (iv) hereof; and (vi) a statement of the Claimant’s right to bring an action under Section 502 of ERISA upon a claim denial on review.
     10. Request for Review. Within 60 days after the receipt by the Claimant of the opinion described above, the Claimant may request in writing that the Committee review its determination. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred and estopped from challenging the determination.
     11. Review of Decision. Within 60 days after the Committee’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Committee shall render an opinion, drafted in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan upon which the decision is based and a statement of the Claimant’s right to bring an action under Section 502 of ERISA. If special circumstances require that the 60-day time period be extended, the Committee shall so notify the Claimant and shall render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

Annex A

Age on Change of Control
Termination Date	Reduction Factor
64	4%
63	8%
62	12%
61	16%
60	20%
59	26.6%
58	32.5%
57	37.8%
56	42.6%
55	46.9%
54	50.9%
53	54.7%
52	58.3%
51	61.7%
50	64.9%
49	67.7%
48	70.1%
47	72.1%
46	74.0%
45	75.8%
44	77.5%
43	79.1%
42	80.6%
41	82.0%
40	83.3%
39	84.5%
38	85.6%
37	86.6%
36	87.6%
35	88.6%